EXHIBIT 10.16

11150 Santa Monica Blvd.
BRETT WHITE	Suite 1600
President and Chief Executive Officer	Los Angeles, California 90025

CB Richard Ellis, Inc.	310 405 8920 Tel
310 405 8950 Fax

brett.white@cbre.com
www.cbre.com

November 21, 2008

BY HAND DELIVERY

Mr. Gil Borok

Dear Gil:

Congratulations on your appointment as the Company’s Interim Chief Financial Officer for CB Richard Ellis Group, Inc. (“CBRE” or “Company”). When signed by you, this letter will constitute an employment agreement (“Agreement”) and shall serve to confirm the complete terms of employment in your new position. Upon the Effective Date, this Agreement will replace and supersede all previous terms of employment and all oral discussions regarding those terms of employment.

Position:	Interim Chief Financial and Accounting Officer

Effective Date:	December 1, 2008

Salary:	$15,384.62 per bi-weekly pay period ($400,000 annual equivalency)

Bonus:	From the Effective Date and thereafter, your bonus compensation will be based upon a target bonus of 75% of your base salary and will be subject to the terms and conditions of the Executive Bonus Plan (“EBP”). The Performance Priorities associated with the achievement of this bonus will be weighted 80% on Global Company financial performance and 20% on personal performance priorities. (For calendar year 2008, your bonus will be prorated based upon a ratio of 11/12 with your current target bonus and 1/12 with your new target bonus.)

Transition Bonuses:	Upon the Effective Date, you will receive a bonus (“Bonus #1”) in the amount of $50,000. Upon the earlier of (i) the successful hiring and transition (not less than 90 days unless agreed by the CEO) of a permanent CFO or (ii) September 1, 2009, you will receive a bonus (“Bonus #2”) in the amount of $125,000.

Annual Equity:	You shall be eligible to participate in CBRE’s equity incentive program applicable to managers commensurate with your position. All grants are subject to the approval of the Compensation Committee of CBRE’s Board of Directors each year prior to making the grant. The specific form of the grant (restricted stock, options, etc.), the number of units and vesting period are determined at the sole discretion of CBRE at the time of the grant.

Special Severance:	If CBRE terminates your employment without Cause (as defined below) from the effective date up to one (1) year following the date on which a new CFO commences his or her employment, CBRE will pay the following Special Severance payment in lieu of the payment of severance under any other severance policy or program upon the following terms and conditions:

•	You will be paid your salary through the date of termination.

•

The Special Severance shall be paid only upon your execution of a full release of all claims against the Company in the form that is generally used by the Company for severance paid under the Company’s Severance Policy.

•

The Special Severance payment shall be paid in a lump sum and equal to the sum of the following: (i) a pro-rated amount (through the most recently completed calendar month) of your target bonus for the calendar year of the date of termination; plus (ii) one and one-half times your salary; plus one and one-half times your target bonus.

•

As part of your Special Severance, your vesting in the cliff-vest equity grant of $500,000 restricted stock granted in 2007 shall be accelerated and shall be fully vested as of the date of termination.

•	Payment of the Special Severance shall be delayed for six months if required by internal Revenue Code §409A or other deferred compensation rules.

•

As part of your Special Severance, CBRE will pay the employer portion of COBRA for you and your family for the earlier of (i) twelve (12) months after the date of termination, or (ii) the date on which you are eligible for comparable benefits from a new employer. You will continue to be responsible for the employee portion of COBRA.

•

As used herein, the term “Cause” shall mean any of the following: (i) conviction of (or plea of guilty or no contest to) a felony involving moral turpitude: (ii) willful and continued failure to substantially perform duties after written notice: (iii) willful misconduct or gross negligence resulting in material harm to Company; and (iv) willful violation of Company policies resulting in material harm to Company.

•

Should you become employed or engaged as a consultant or independent contractor from the Effective Date through one year after the date termination by one of the following direct competitors of CBRE (Jones Lang LaSalle, Cushman & Wakefield, Grubb & Ellis or Colliers), you agree to repay to CBRE within ten days of demand, the full amount of the Special Severance Payment (bullet 3 above) and the value (on the date of termination) of the unvested portion of the equity grant that received accelerated vesting (4th bullet, above).

Employment Upon Hiring of CFO:	Upon the earlier of (i) the hiring of new CFO followed by a 90-day transition period, or (ii) nine (9) months from the Effective Date, you will return to the position of CFO—Americas Region based in EI Segundo, CA. If the position of CFO-Americas is not available or for any other reason not offered to you upon your written request, and you have not agreed in writing to accept another position with CBRE, the elimination of your position as Interim CFO shall be deemed a termination without Cause.

You agree that you will give CBRE thirty (30) days notice of your resignation as an employee of CBRE. The Company agrees to give you thirty (30) days notice of the termination of your employment other than for Cause.

Confidential Information:	You agree that during your employment with CBRE, or after your termination of employment, without the prior written consent of the Company, you will not use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of CBRE expect (i) while employed by the Company in the business of and for its benefit, or (ii) when required to do so by a court of competent jurisdiction or regulatory body.

•

In the event that you are or become compelled by an order of a court to disclose any Confidential Information, you are required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

•

“Confidential Information” means any non-public information (whether oral, written or contained on computer systems) relating to the business or the affairs of the Company or any of its clients, whether obtained from the Company, any client or known by you as a consequence of or through your relationship with the Company, whether obtained before or after you execute this Agreement. Such information includes but is not limited to non-public information concerning the financial data, strategic or financial plans, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees’ salary and other compensation, partners’ compensation, and other proprietary and confidential information of the Company or any of its clients, that, in any case, is not otherwise available to the public.

Additional Covenants:	You agree not disparage, criticize or ridicule, or otherwise engage in any conduct that is injurious to the reputation or interest of CBRE or any of its officers, directors, employees, salespeople and agents to any third party. This provision shall survive your termination of employment.

In order to preserve the confidentiality of the Confidential Information (defined above), and to protect the Company’s proprietary interest in its trade secrets, you agree that for a period of one year following the termination of your employment, (i) you will not solicit, on your own behalf or on behalf of any other person, firm, company or corporation, any of CBRE’s clients with whom you dealt or with whom you became acquainted or whose names became known to you while employed by the Company, and (ii) you will not solicit for employment, on your own behalf or on behalf of any other person, firm, company or corporation, any of CBRE’s salespeople or employees.

Attorneys’ Fees:	CBRE agrees to reimburse you for your reasonable attorneys’ fees and costs in connection with any lawsuit or dispute between you and CBRE, including the enforcement of any provision in this Agreement, provided that you are determined to be the prevailing party on at least one material issue in the lawsuit.

Benefits:	Continued participation in the corporate fringe benefits package in accordance with Company policy. Paid time off and holiday benefits are available as established by Company policy.

Arbitration:

In the event of any dispute or claim between you and CB Richard Ellis (including all of its employees, agents, subsidiary and affiliated entities, benefit plans, benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns or any of them), we jointly agree to submit all such disputes or claims to confidential binding arbitration and waive any right to a jury trial. The claims and disputes subject to arbitration include all claims arising from or related to your employment or the termination of your employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance.

The arbitration (i) shall be conducted pursuant to the provisions of the arbitration rules of the state in which you are or were last employed by CB Richard Ellis (e.g., in California, the California Arbitration Act) or in absence of state law the Federal Arbitration Act; and (ii) shall be heard before a retired State or Federal judge in the county containing the Company’s office in which you were last employed. The Company shall pay for all fees and costs of the Arbitrator, however, each party shall pay for its own costs and attorneys’ fees, if any.

Your signature on this letter indicates your acknowledgment and acceptance of these as the full and complete terms of your employment. I hope you find this new opportunity challenging and rewarding in every respect and I look forward to working with you in this assignment.

If you have any questions, of if I can provide you with further information, please do not hesitate to contact me at

(310) 405-8920.

Sincerely,

/s/ Brett White
Brett White Chief Executive Officer

I understand that this letter represents the full and complete terms of this employment offer and I accept this offer of employment.

/s/ Gil Borok	11/26/08
Gil Borok	Date